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                                                                    Exhibit (5)

                                          February 11,2009

Pruco Life Insurance Company
213 Washington Street
Newark, NJ 07102

Gentlemen: In my capacity as Vice President and Corporate Counsel of The Prudential Insurance Company of America, I have reviewed the establishment of the Pruco Life Insurance Company Modified Guaranteed Annuity Account (the "Account") by the Board of Directors of Pruco Life Insurance Company ("PRUCO") as a non-unitized separate account for assets applicable to certain individual variable annuity contracts, pursuant to the provisions of Section 20-2601 et seq. of the Arizona Insurance Code. I was responsible for oversight of the preparation and review of the Registration Statement on Form S-3, as amended, filed by PRUCO in 2009 with the U.S. Securities and Exchange Commission (Registration No. 333-_____) under the Securities Act of 1933 for the registration of certain modified guaranteed annuity contracts issued with respect to the Account.

I am of the following opinion: (1) PRUCO was duly organized under the laws of Arizona and is a validly existing corporation (2) The Account has been duly created and is validly existing as a non-unitized separate account pursuant to the aforesaid provisions of Arizona law (3) The modified guaranteed annuity contracts are legal and binding obligations of PRUCO in accordance with their terms. In arriving at the foregoing opinion, I have made such examination of law and examined such, records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ C. Christopher Sprague
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C. Christopher Sprague